UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 10, 2009
CAPITAL CORP OF THE WEST
(Exact Name of Company as Specified in Charter)

California	0-27384	77-0147763
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2801 G Street, Merced, California 95340
(Address of Principal Executive Offices) (Zip Code)
(209) 580-4040
(Company’s telephone number, including area code)
550 West Main Street, Merced, California 95340, Telephone (209) 725-2200

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On February 11, 2009, Capital Corp of the West (the “Company”) received a letter from the Nasdaq Stock Market (“Nasdaq”) indicating that the Company no longer complies with the minimum $10 million in stockholder’s equity requirement for continued listing on the Nasdaq Global Select Market under  Nasdaq Marketplace Rule 4450(a)(3).  In addition, in light of closing of the Company’s wholly-owned subsidiary County Bank and the appointment of the Federal Deposit Insurance Corporation as receiver for the Bank, Nasdaq expressed concerns about the Company’s ability to sustain compliance with other requirements for continued listing on Nasdaq as well as the residual equity interest of the Company’s common stockholders. As a result, Nasdaq notified the Company that the Company’s securities will be delisted from Nasdaq.
The Company does not intend to appeal Nasdaq’s decision to delist the Company’s common stock.  Therefore,  trading in the Company’s common stock will be suspended at the opening of business on February 17, 2009, and Nasdaq will file Form 25-NSE with the Securities and Exchange Commission. This filing will remove the Company’s securities from listing and registration on Nasdaq. In addition, trading in the Company’s common stock was halted by Nasdaq starting on February 9, 2009, and will remain so up to the suspension date.
A copy of the Company’s press release regarding this action is attached hereto as Exhibit 99.1.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 10, 2009, Katherine Wohlford submitted her resignation as executive vice president and chief administrative officer of the Company.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits:
     The exhibit list called for by this item is incorporated by reference to the Exhibit Index filed as part of this report.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Capital Corp of the West (Company)
Dated: February 13, 2009	By:	/s/ David A. Heaberlin
David A. Heaberlin
Executive Vice President/Chief Financial Officer

Exhibit Index

Exhibit
Number	Description

99.1	Press release of the registrant dated February 13, 2009

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